SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

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                                                                 SEC FILE NUMBER
                                                                     0-24073
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                                                                  CUSIP NUMBER
                                                                   25386R-10-1
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(Check One): |X| Form 10-K  |_| Form 11-K  |_| Form 20-F  |_| Form 10-Q
             |_| Form N-SAR

         For Period Ended:   December 31, 2003
                          ------------------------------------------------
|_| Transition Report on Form 10-K           |_| Transition Report on Form 10-Q
|_| Transition Report on Form 20-F           |_| Transition Report on Form N-SAR
|_| Transition Report on Form 11-K
         For the Transition Period Ended:
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    Read attached instruction sheet before preparing form. Please print or type.
    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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    If the notification relates to a portion of the filing checked above,
identify the Item(s) to which the notification relates:    Not Applicable
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                                     PART I
                             REGISTRANT INFORMATION
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Full Name of Registrant  Digital Fusion, Inc.
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Former Name if Applicable

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Address of Principal Executive Office (Street and Number)
 4940-A Corporate Drive
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City, State and Zip Code   Huntsville, Alabama 35805
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                                     PART II
                             RULES 12b-25(b) and (c)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

|X|      (a)      The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

|X|      (b)      The subject annual report, semi-annual report, transition
                  report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date;

|_|      (c)      The accountant's statement or other exhibit required by Rule
                  12b-25(c) has been attached if applicable.

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                                    PART III
                                    NARRATIVE
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State below in reasonable detail the reasons why Form 10-K, 20-F, 11-K, 10-Q,
N-SAR, or the transition report or portion thereof could not be filed within the prescribed period. (Attach extra sheets if necessary.)

The Company was not able to file its Annual Report on Form 10-KSB in a timely manner due to a delay in the receipt of documents from third parties that are required for the Company's certified public accountants to complete their audit of the Company's financial statements. The Company expects that it will file its Form 10-KSB no later than the 15th calendar day following the prescribed due date of such Form 10-KSB.


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                                     PART IV
                                OTHER INFORMATION
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(1) Name and telephone number of person to contact in regard to this notification.


    Roy E. Crippen, III                              (256) 837-2620
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         (Name)                                 (Area Code)   (Telephone Number)

(2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                        |X| Yes  |_| No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                        |_| Yes  |X| No

       If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



                              Digital Fusion, Inc.
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                (Name of Registrant as specified in its charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date     March 29, 2004                     By:      /s/ Roy E. Crippen, III
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